November 19, 2016

Langley Holdings plc.
Enterprise Way, Retford
Nottinghamshire, DN22 7HH, United Kingdom
Attn:    Bernard A. Watson, Group Commercial Director

Piller USA, Inc.
45 Wes Warren Drive
Middletown, New York 10941-2047
Attn: A.C. Dyke, Chairman

Re:	Asset Purchase Agreement dated September 29, 2016

Dear Bernard:

We refer you to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated September 29, 2016 by and among Active Power, Inc., a Delaware corporation (the “Seller”), Piller USA, Inc., a Delaware corporation (the “Buyer”) and Langley Holdings plc, a United Kingdom public limited company (the “Parent”). Capitalized terms used herein but not otherwise defined in this letter agreement shall have the meanings given thereto in the Asset Purchase Agreement. In connection with the closing of the transactions contemplated by the Asset Purchase Agreement, the Seller, the Buyer and the Parent hereby agree that the following shall apply:

1.Addition of Buyer Parties and Purchase of Certain Equity Interests. Piller Group GmbH, Piller Germany Gmbh & Co. Kg. and Piller UK Ltd. shall each hereby be considered a “Buyer” under the Asset Purchase Agreement. Piller Group GmbH shall purchase the shares of Active Power (Hong Kong) Limited. Piller Germany Gmbh & Co. Kg. shall purchase the shares of Active Power (Switzerland) AG. Piller UK Ltd. shall purchase the shares of Active Power Solutions Ltd.
2.Waiver of Consent to Assign. Pursuant to 4.2 of the Asset Purchase Agreement, prior to the Closing, the Seller is required to obtain all third party consents that are required to effectively transfer the Acquired Assets to the Buyer. The Buyer hereby waives the requirement that the counterparties to the agreements listed on Exhibit A attached hereto consent to the assignment such agreements.
3.Waiver of Requirement to Enter into a Sublease. Pursuant to Section 4.8 of the Asset Purchase Agreement, at the Closing, the Buyer and the Seller shall enter into a sublease for the Headquarters Facility. The Parties hereby waive the requirement that the Buyer and the Seller enter into a sublease for the Headquarters Facility prior to the Closing. The Parties hereby agree to

Execution Version

use their commercially reasonable efforts to reach a mutually agreeable solution to the issue of the Buyer’s access to the premises located at the Headquarters Facility within thirty (30) days of the Closing. The Buyer hereby agrees to remit to the Seller all rent and building and facilities expenses associated with the premises located at the Headquarters Facility for each month the Buyer has access to the Headquarters Facility.
4.Purchase of Certain Intercompany Loans. The intercompany loan receivables held by the Seller associated with the following subsidiaries shall be purchased by Parent instead of Buyer: (i) Active Power Solutions Ltd. in the amount of $2,651,892 as of October 31, 2016, (ii) Active Power (Germany) GmbH in the amount of $3,368,712 as of October 31, 2016 and (iii) Active Power (Beijing) Co. Ltd. in the amount of $2,184,261 as of October 31, 2016.
5.Retained Assets and Retained Liabilities. The following items listed on Exhibit B attached hereto shall be included in the definition of Retained Assets and the following items listed on Exhibit C attached hereto shall be included in the definition of Retained Liabilities.
6.Threatened Claim. Pursuant to Section 5.1(ii) of the Asset Purchase Agreement, the Buyer is not obligated to consummate the transactions to be performed by it in connection with the Closing unless the representations and warranties set forth in part 2 of the Asset Purchase Agreement are true and correct as of the Closing Date. Section 2.17 of the Asset Purchase Agreement states that there are no claims, actions, suits, demands or other proceedings pending or, to the Sellers’ Knowledge, threatened against the Seller or affecting the Seller or any of its property. Buyer and Parent hereby acknowledge the presence of the threatened claim as more fully described on Exhibit D attached hereto (the “Claim”) and, with respect to the Claim, hereby waive the requirement of Section 5.1(ii) of the Asset Purchase Agreement.
7.Further Assurances. The Seller agrees to execute and deliver any further instruments and take such other action as Buyer or Parent may reasonably request with respect to the transactions contemplated by this letter agreement.
8.Miscellaneous. Except as amended by the provisions of this letter agreement, the terms and provisions contained in the Asset Purchase Agreement shall continue to govern the rights and obligations of the parties, and all provisions and covenants in the Asset Purchase Agreement shall remain in full force and effect as stated therein. This letter agreement and the Asset Purchase Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter thereof and hereof.
9.Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of the executed signature pages by facsimile transmission or in “portable document format” shall constitute effective and binding execution and delivery of this letter agreement.

Execution Version

Signature page follows.

Execution Version

Please acknowledge that this letter agreement accurately reflects the agreement between the parties hereto regarding the matters set forth above by executing this letter agreement in the space provided below.
Sincerely,
ACTIVE POWER, INC.

By: /s/ Mark A. Ascolese
Mark A. Ascolese, CEO

Accepted and agreed as of the date
first set forth above:

PILLER USA, INC.

By:     /s/ A.C. Dyke
Name:     A.C. Dyke
Title:     Chairman

LANGLEY HOLDINGS PLC

By:     /s/ Bernard Langley
Name:     Bernard Langley
Title:     Director

Signature Page to
Letter Agreement